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                                                                     EXHIBIT 5.1



                                  [LETTERHEAD]



                                 August 20, 1998


RTI International Metals, Inc.
1000 Warren Avenue
Niles, OH   44446

         Re:      Registration of 21,007,468 Common Shares, $0.01 par
                  value per share, of RTI International Metals, Inc. under the Securities Act of 1933 in connection with the Agreement of Merger referred to below
                  ------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for RTI International Metals, Inc., an Ohio corporation ("RTI"), in connection with the Agreement of Merger (the "Agreement of Merger") to be entered into by and among RMI Acquisition Company, an Ohio corporation ("MergeCo"), RMI Titanium Company, an Ohio corporation ("RMI Titanium"), and RTI. The Agreement of Merger, among other things, provides for the merger of MergeCo with and into RMI Titanium (the "Merger") and, incident thereto, the conversion of each of the Common Shares, $0.01 par value, of RMI Titanium outstanding immediately prior to the Merger into one Common Share, $0.01 par value, of RTI (the "RTI Common Shares").

         This opinion is subject to the following assumptions: (a) we have assumed that the Merger has been approved by the board of directors and shareholders of each of RTI, MergeCo and RMI Titanium, (b) we have assumed that, as of the Effective Time (as defined in the Agreement of Merger), the Articles of Incorporation of RTI will be as set forth in Exhibit 3.1 to the Registration Statement on Form S-4 dated as of August 20, 1998 (the "Registration Statement") (the "Articles of Incorporation"), (c) a Certificate of Merger has been filed with and accepted by the Secretary of State of the State of Ohio, and (d) we have assumed that RTI will not, prior to the consummation of the Merger, issue or reserve for issuance a number of RTI Common Shares which, when added to the number of RTI Common Shares which are subject to this opinion, would exceed the maximum number of RTI Common Shares authorized pursuant to the Articles of Incorporation.



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DOEPKEN KEEVICAN & WEISS
------------------------


RTI International Metals, Inc.
August 20, 1998
Page 2
         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, and subject to the assumptions and qualifications set forth above, we are of the opinion that the RTI Common Shares to be issued upon consummation of the Merger will be duly authorized and, upon the filings intended to effect the Merger in accordance with the Agreement of Merger and the laws of the State of Ohio, will be legally issued, fully paid and nonassessable.

         This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly stated herein and our opinions herein must be read in conjunction with the assumptions, limitations, exceptions and qualifications set forth herein. No persons other than the addressee may rely upon this opinion for any purpose and the addressee may not rely on this opinion for any purpose other than the purpose stated herein without the express written consent of the undersigned.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by you to effect registration of the RTI Common Shares under the Securities Act of 1933, as amended, and the reference to the firm under the heading "Legal Opinion".



                                Very truly yours,



                                Doepken, Keevican & Weiss
                                Professional Corporation



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